CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-194099 of the Variable Annuity-1 Series Account of Great-West Life & Annuity Insurance Company on Form N-4 of our report dated April 8, 2014 on the financial statements and financial highlights of each of the investment divisions of the Variable Annuity-1 Series Account of Great-West Life & Annuity Insurance Company and of our report dated March 7, 2014 on the consolidated financial statements and financial statement schedule of Great-West Life & Annuity Insurance Company and subsidiaries, both appearing in the Statement of Additional Information which is part of such Registration Statement.
We also consent to the reference to us as experts under the heading “Independent Registered Public Accounting Firm” in such Prospectus and in the Statement of Additional Information.

/s/ DELOITTE & TOUCHE LLP
Denver, Colorado
May 22, 2014